Exhibit 99.7

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Vail Resorts, Inc. and that this Agreement be included as an exhibit to such joint filing.

Ralcorp Holdings, Inc.

October 31, 2005                                                                                     /s/ Charles G. Huber, Jr.

Name: Charles G. Huber, Jr.
Title: Secretary

RH Financial Corporation

October 31, 2005                                                                                     /s/ Charles G. Huber, Jr.

Name: Charles G. Huber, Jr.
Title: Secretary